Exhibit 99.1

FRIDAY, MAY 20, 2005

PRIME GROUP REALTY TRUST
SETTLES PRIME/MANSUR LITIGATION

Chicago, IL. — Prime Group Realty Trust (NYSE: PGE) (the “Company”) announced today that it has entered into a settlement and release agreement with Prime/Mansur Investment Partners, LLC and certain related parties (“Mansur”) providing for a dismissal with prejudice and a full settlement and mutual release of all claims regarding the pending litigation in Maryland State Court between the parties. The litigation related to a dispute over a merger agreement previously entered into with Mansur on October 27, 2004, providing for the acquisition of the Company by Mansur. The Company’s existing merger agreement with affiliates of The Lightstone Group, LLC providing for the purchase of the Company’s common shares at a price of $7.25 per share remains in effect in accordance with its terms.

Pursuant to the terms of the settlement agreement, the Company and Mansur entered into (i) a purchase agreement pursuant to which the Company has agreed to sell its 208 South LaSalle Street property to Mansur for a purchase price of $44.0 million and certain agreed upon closing prorations, including the assumption of the existing debt of approximately $42.3 million on the property, and (ii) an option agreement pursuant to which the Company has granted Mansur an option to purchase the Company’s 23.1% membership interests in the Plumcor/Thistle joint venture which owns certain property in Phoenix Arizona, for $4.0 million. Both the 208 South LaSalle Street purchase agreement and the Plumcor/Thistle option agreement provide that any closing must occur by December 15, 2005, and both agreements are subject to certain conditions, including, among other things, obtaining all necessary lender and partner consents. The settlement agreement also provides that the Company will pay Mansur $7.0 million in connection with the settlement.

Separately, in connection with the Company’s option to buy a parking garage at 300 North LaSalle Street, Chicago, Illinois for 95% of fair market value from an affiliate of The Prime Group, Inc., the owner of the garage, the Company has entered into a separate agreement with a potential buyer (unrelated to any of the foregoing entities) of the property providing that, among other things, it will terminate the option upon the receipt of $2.6 million from the potential buyer payable upon and in the event the buyer elects to purchase the parking garage.

The agreement by the Company to sell the 208 South LaSalle Street property has resulted in a change in the Company’s expected holding period for the property and will result in the Company recognizing a non-cash impairment charge of approximately $15.0 million in connection with its second quarter 2005 financial results.

About the Company

Prime Group Realty Trust is a fully-integrated, self-administered, and self-managed real estate investment trust (REIT) that owns, manages, leases, develops, and redevelops office and industrial real estate, primarily in metropolitan Chicago. The Company owns 11 office properties containing an aggregate of 4.6 million net rentable square feet, one industrial property comprised of approximately 120,000 square feet, three joint venture interests in office properties totaling 2.8 million net rentable square feet, and approximately 6.3 acres of land suitable for new construction. To learn more, visit the Company’s website at www.pgrt.com.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views with respect to future events and financial performance. The words “believes”, “expects”, “anticipates”, “estimates”, and similar words or expressions are generally intended to identify forward-looking statements. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to, changes in general economic conditions, adverse changes in real estate markets as well as other risks and uncertainties included from time to time in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Prime Group Realty Trust
Jeffrey A. Patterson
President and Chief Executive Officer
(312) 917-1300

Richard M. FitzPatrick
Executive Vice President and Chief Financial Officer
(312) 917-4266